UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549

                               SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                              (Amendment No. 2)*

                              THE TIMKEN COMPANY
             -------------------------------------------------------
                              (Name of Issuer)

                       Common Stock Without Par Value
             ------------------------------------------------------

                        (Title of Class of Securities)

                                 887389104
             ------------------------------------------------------
                               (CUSIP Number)

                             Patricia Nachtigal
                  Senior Vice President, General Counsel
                           Ingersoll-Rand Company
                           200 Chestnut Ridge Road
                      Woodcliff Lake, New Jersey 07677
                               (201) 573-3473

            ----------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                               October 15, 2003
            ----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13(d)-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            (Page 1 of 8 Pages)

                                                        -----------------------
                                                           Page 2 of 8 Pages
                                                        -----------------------
CUSIP No. 887389104
--------- ---------------------------------------------------------------------

   1.   NAMES OF REPORTING PERSONS
        I.R.S.   IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Ingersoll-Rand Company
                   13-5156640
--------- ---------------------------------------------------------------------

   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     /_/
                                                                   (b)     /_/
--------- ---------------------------------------------------------------------

   3.     SEC USE ONLY:
--------- ---------------------------------------------------------------------

   4.     SOURCE OF FUNDS:
          OO
--------- ---------------------------------------------------------------------

   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           /_/
--------- ---------------------------------------------------------------------

   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:
            New Jersey
--------- ---------------------------------------------------------------------

    NUMBER OF            7.   SOLE VOTING POWER
     SHARES                             0
  BENEFICIALLY  ------ --------------------------------------------------------
     OWNED               8.   SHARED VOTING POWER
    BY EACH                             9,395,973
   REPORTING    ------ --------------------------------------------------------
   PERSON WITH           9.   SOLE DISPOSITIVE POWER
                                        0
                ------ --------------------------------------------------------
                        10.   SHARED DISPOSITIVE POWER
                                        9,395,973
-------------------------------------------------------------------------------

  11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
        9,395,973
-------------------------------------------------------------------------------

  12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES:
                                                                           /_/
-------------------------------------------------------------------------------

  13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                 11.0%
-------------------------------------------------------------------------------

  14.   TYPE OF REPORTING PERSON:
                  CO
-------------------------------------------------------------------------------

                                                        -----------------------
                                                           Page 3 of 8 Pages
                                                        -----------------------
CUSIP No. 887389104
--------- ---------------------------------------------------------------------

   1.   NAMES OF REPORTING PERSONS
        I.R.S.   IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Ingersoll-Rand (Barbados) Holding Incorporated
                   c/o David King & Co.
                   First Floor
                   Trident House
                   Lower Broad Street
                   Bridgetown, Barbados
--------- ---------------------------------------------------------------------

   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     /_/
                                                                   (b)     /_/
--------- ---------------------------------------------------------------------

   3.     SEC USE ONLY:
--------- ---------------------------------------------------------------------

   4.     SOURCE OF FUNDS:
          OO
--------- ---------------------------------------------------------------------

   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           /_/
--------- ---------------------------------------------------------------------

   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:
             Barbados
--------- ---------------------------------------------------------------------

    NUMBER OF            7.   SOLE VOTING POWER
     SHARES                             0
  BENEFICIALLY  ------ --------------------------------------------------------
     OWNED               8.   SHARED VOTING POWER
    BY EACH                             9,395,973
   REPORTING    ------ --------------------------------------------------------
   PERSON WITH           9.   SOLE DISPOSITIVE POWER
                                        0
                ------ --------------------------------------------------------
                        10.   SHARED DISPOSITIVE POWER
                                        9,395,973
-------------------------------------------------------------------------------

  11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
        9,395,973
-------------------------------------------------------------------------------

  12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES:
                                                                           /_/
-------------------------------------------------------------------------------

  13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                 11.0%
-------------------------------------------------------------------------------

  14.   TYPE OF REPORTING PERSON:
                  CO
-------------------------------------------------------------------------------

                                                        -----------------------
                                                           Page 4 of 8 Pages
                                                        -----------------------
CUSIP No. 887389104
--------- ---------------------------------------------------------------------

   1.   NAMES OF REPORTING PERSONS
        I.R.S.   IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Ingersoll-Rand Global Holding Company Limited
                   Clarendon House
                   2 Church Street
                   Hamilton HM 11
                   Bermuda
--------- ---------------------------------------------------------------------

   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     /_/
                                                                   (b)     /_/
--------- ---------------------------------------------------------------------

   3.     SEC USE ONLY:
--------- ---------------------------------------------------------------------

   4.     SOURCE OF FUNDS:
          OO
--------- ---------------------------------------------------------------------

   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           /_/
--------- ---------------------------------------------------------------------

   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:
              Bermuda
--------- ---------------------------------------------------------------------

    NUMBER OF            7.   SOLE VOTING POWER
     SHARES                             0
  BENEFICIALLY  ------ --------------------------------------------------------
     OWNED               8.   SHARED VOTING POWER
    BY EACH                             9,395,973
   REPORTING    ------ --------------------------------------------------------
   PERSON WITH           9.   SOLE DISPOSITIVE POWER
                                        0
                ------ --------------------------------------------------------
                        10.   SHARED DISPOSITIVE POWER
                                        9,395,973
-------------------------------------------------------------------------------

  11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
        9,395,973
-------------------------------------------------------------------------------

  12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES:
                                                                           /_/
-------------------------------------------------------------------------------

  13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                 11.0%
-------------------------------------------------------------------------------

  14.   TYPE OF REPORTING PERSON:
                 CO
-------------------------------------------------------------------------------

                                                        -----------------------
                                                           Page 5 of 8 Pages
                                                        -----------------------
CUSIP No. 887389104
--------- ---------------------------------------------------------------------

   1.   NAMES OF REPORTING PERSONS
        I.R.S.   IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Ingersoll-Rand Company Limited
                   Clarendon House
                   2 Church Street
                   Hamilton HM 11
                   Bermuda
--------- ---------------------------------------------------------------------

   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     /_/
                                                                   (b)     /_/
--------- ---------------------------------------------------------------------

   3.     SEC USE ONLY:
--------- ---------------------------------------------------------------------

   4.     SOURCE OF FUNDS:
          OO
--------- ---------------------------------------------------------------------

   5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           /_/
--------- ---------------------------------------------------------------------

   6.     CITIZENSHIP OR PLACE OF ORGANIZATION:
              Bermuda
--------- ---------------------------------------------------------------------

    NUMBER OF            7.   SOLE VOTING POWER
     SHARES                             0
  BENEFICIALLY  ------ --------------------------------------------------------
     OWNED               8.   SHARED VOTING POWER
    BY EACH                             9,395,973
   REPORTING    ------ --------------------------------------------------------
   PERSON WITH           9.   SOLE DISPOSITIVE POWER
                                        0
                ------ --------------------------------------------------------
                        10.   SHARED DISPOSITIVE POWER
                                        9,395,973
-------------------------------------------------------------------------------

  11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
        9,395,973
-------------------------------------------------------------------------------

  12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES:
                                                                           /_/
-------------------------------------------------------------------------------

  13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                 11.0%
-------------------------------------------------------------------------------

  14.   TYPE OF REPORTING PERSON:
                 CO
-------------------------------------------------------------------------------

                                                        -----------------------
                                                           Page 6 of 8 Pages
                                                        -----------------------
CUSIP No. 887389104

Preamble
--------

          This statement amends and supplements the Statement on Schedule 13D originally filed on February 28, 2003, as amended and supplemented by Amendment No. 1 to Schedule 13D filed on August 22, 2003 (the "Statement") by Ingersoll-Rand Company, a New Jersey corporation ("IR"), Ingersoll-Rand (Barbados) Holding Incorporated ("IRBHI"), a Barbados corporation, in its capacity as the parent company of IR, Ingersoll-Rand Global Holding Company Limited ("IRGHC"), a Bermuda corporation, in its capacity as the parent company of IRBHI and Ingersoll-Rand Company Limited ("IR Bermuda"), a Bermuda corporation, in its capacity as the parent company of IRGHC (together with IR, IRBHI and IRGHC, the "Reporting Persons"), with respect to the common stock without par value (the "Timken Common Stock") of The Timken Company, an Ohio corporation ("Timken"). Unless otherwise defined herein, terms defined in the Statement and used herein shall have the meanings given to them in the Statement.

Item 4.    Purpose of Transaction.
           ----------------------

           Item 4 is hereby amended and supplemented by adding the following at the end thereof:

           Also see Item 6 below, the contents of which are incorporated herein by reference.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of Timken.
           --------------------------------

           Item 6 is hereby amended and supplemented by adding the following at the end thereof:

           On October 15, 2003, IR entered into a Purchase Agreement with Timken and Morgan Stanley & Co. Incorporated (the "Underwriter") with respect to the sale by IR and the purchase by the Underwriter of all of IR's 9,395,973 shares of Timken Common Stock (the "IR Shares") at a purchase price per share equal to $15.71. The transaction also includes the issue and sale by Timken and the purchase by the Underwriter of 3,500,000 shares of Timken Common Stock
(the "Timken Shares") at the same purchase price.

           Following execution and delivery of the Purchase Agreement, the Underwriter will make a public offering of the IR Shares and the Timken Shares at an initial public offering price of $15.85. Timken has filed with the Securities and Exchange Commission shelf registration statements covering the registration of the IR Shares and the Timken Shares under the Securities Act of 1933, as amended, and will file a prospectus relating to the above-referenced public offering with the Securities and Exchange Commission.

           The Underwriter's obligation to consummate the purchase of the IR Shares and Timken Shares is subject to the satisfaction of certain conditions set forth in the Purchase Agreement, and is anticipated to occur on October 20, 2003, or such other date not later than ten business days thereafter as shall be agreed upon by the Underwriter, Timken and IR.

                                                        -----------------------
                                                           Page 7 of 8 Pages
                                                        -----------------------
CUSIP No. 887389104

Item 7.           Material to be Filed as Exhibits.
                  --------------------------------

Exhibit           Description
-------           -----------

1. Purchase Agreement among The Timken Company, Ingersoll-Rand Company and Morgan Stanley & Co. Incorporated dated as of October 15, 2003.

                                                        -----------------------
                                                           Page 8 of 8 Pages
                                                        -----------------------
CUSIP No. 887389104



                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      INGERSOLL-RAND COMPANY

                                      By /s/Timothy R. McLevish
                                         -----------------------
                                          Timothy R. McLevish
                                          Senior Vice President &
                                          Chief Financial Officer

                                      INGERSOLL-RAND (BARBADOS) HOLDING
                                      INCORPORATED

                                      By /s/Ronald G. Heller
                                         -----------------------
                                          Ronald G. Heller
                                          Secretary

                                      INGERSOLL-RAND GLOBAL HOLDING COMPANY
                                      LIMITED

                                       By /s/Ronald G. Heller
                                          -----------------------
                                           Ronald G. Heller
                                           Vice President &
                                           Assistant Secretary

                                      INGERSOLL-RAND COMPANY LIMITED

                                      By /s/Timothy R. McLevish
                                         -------------------------
                                           Timothy R. McLevish
                                           Senior Vice President &
                                           Chief Financial Officer

Dated: October 17, 2003